UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2024

PLBY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39312	37-1958714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10960 Wilshire Blvd., Suite 2200 Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 424-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLBY	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Exchange Agreement

On November 11, 2024, PLBY Group, Inc., a Delaware corporation (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) with investor parties named thereto (the “Investors”). Pursuant to the Exchange Agreement, the Company issued to the Investors an aggregate of 28,000.00001 shares of a newly created series of the Company’s preferred stock, par value $0.0001 per share, designated as “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”), as consideration in exchange for approximately $6.4 million of Tranche A Loans and approximately $58.9 million of Tranche B Loans under (and as defined in) that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 10, 2023 (as amended from time to time prior to November 11, 2024, the “Existing Credit Agreement” and as further amended by Amendment No. 3 (as defined below), the “Credit Agreement”) by and among the Playboy Enterprises, Inc., a subsidiary of the Company (the “Borrower”), the Company, as guarantor, and other parties thereto.

The issuance of 28,000.00001 shares of Series B Convertible Preferred Stock (the “Closing”) was completed on November 13, 2024. The Exchange Agreement contains customary representations, warranties and covenants.

Certificate of Designation

The powers, designations, preferences and other rights of the shares of Series B Convertible Preferred Stock are set forth in the Certificate of Designation establishing the Series B Convertible Preferred Stock (the “Certificate of Designation”), filed by the Company with the Delaware Secretary of State on November 13, 2024, in connection with the Closing.

The Series B Convertible Preferred Stock ranks senior and in priority of payment to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with respect to distributions on liquidation, winding-up and dissolution. Each share of Series B Convertible Preferred Stock will have a liquidation preference equal to the sum of (i) $1,000 (the “Stated Value”) and (ii) all accumulated and unpaid dividends (the “Liquidation Preference”).

Commencing six months following the Closing, holders of shares of Series B Convertible Preferred Stock shall be entitled to receive dividends on such shares (the “Preferred Dividends”). With respect to each share of Series B Convertible Preferred Stock, Preferred Dividends shall accrue daily at a rate of 12.0% per annum (the “Dividend Rate”) on the Stated Value of such share, and will either be payable quarterly in arrears in cash at the sole discretion of the Company’s board of directors, or automatically accrue by increasing the Stated Value of such share and compounded quarterly in arrears. In the event of an Event of Default (as defined in the Certificate of Designation) that remains uncured for 30 days following its occurrence, the Dividend Rate will increase 2% for so long as such Event of Default is continuing.

Holders of shares of Series B Convertible Preferred Stock are also entitled, in certain limited circumstances set forth in the Certificate of Designation, to receive distributions in the same form as dividends actually paid on shares of any Common Stock of the Company (the “Participating Dividends”). With respect to each share of Series B Convertible Preferred Stock, the Participating Dividends will be paid at the Conversion Price (as defined below) as if such share were to be converted into a share of Common Stock.

Following the Closing, the Company may, in its sole discretion, effect a conversion of all or a portion of the Series B Convertible Preferred Stock according to the terms set forth in the Certificate of Designations, at the Conversion Price, provided that, on the date of delivery of conversion notice, the Average Price (as defined below) of such Series B Convertible Preferred Stock is at least $1.50. “Conversion Price” means, with respect to each share of Series B Convertible Preferred Stock, (i) if the average of the volume-weighted average price per share of Common Stock over the five-day trading period prior to the delivery of conversion notice (the “Average Price”) is equal to $1.50, then $1.50; (ii) if such Average Price is greater than $1.50 but less than $4.50, then the Average Price; and (iii) if such Average Price is equal to or greater than $4.50, then $4.50. In connection with conversions, the Certificate of Designation contains limitations on beneficial ownership that, notwithstanding the above, a conversion may still not occur in certain cases where such conversion would result in a holder’s ownership exceeding certain customary limitations.

At any time, the Company will have the right, at its option, to redeem, in whole or in part, the Series B Convertible Preferred Stock for cash. The Company will also be required to redeem any then-still outstanding Series B Convertible Preferred Stock in full on December 31, 2027, or upon certain changes of control of the Company, subject to the terms of the Certificate of Designation.

The redemption price will be equal to (i) in the event of a voluntary redemption, the aggregate Liquidation Preference of shares of Series B Convertible Preferred Stock being redeemed, and (ii) in the event of a mandatory redemption, the greater of (a) the Liquidation Preference of such shares and (b) the Average Price of the Common Stock issuable upon conversion of a number of shares Series B Convertible Preferred Stock, which number is equal to the quotient of the Conversion Price of such shares (as if the redemption of such shares were a conversion thereof) divided by $1.50; provided, however, if the mandatory conversion is triggered by a change of control event and the obligations under the Credit Agreement have been paid in full, then the redemption price will be an amount equal to the Liquidation Preference.

Holders of the Series B Convertible Preferred Stock will generally not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Company. However, certain matters will require the approval of the holders of not less than the majority of the aggregate Liquidation Preference of the outstanding Series B Convertible Preferred Stock, voting as a separate class, including (1) certain business activities of the Company, (2) certain amendments to the organizational documents of the Company, (3) the incurrence or issuance by the Company of certain indebtedness or shares of senior equity securities, (4) any change to the authorized number of Series B Convertible Preferred Stock shares or (5) taking any action to effect any voluntary deregistration of the Common Stock or any voluntary delisting with NASDAQ of the Common Stock, in each case subject to certain conditions and exceptions.

Holders who each holds Series B Convertible Preferred Stock with aggregate Liquidation Preference in excess of $1 million are entitled to certain customary information rights. Holders of at least 50% of the Series B Convertible Preferred Stock outstanding are entitled to designate one individual as a non-voting observer to the Company’s board of directors.

Registration Rights Agreement

In connection with entering into the Exchange Agreement, the Company and certain Investors entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file, within 75 days of the Closing, a registration statement with respect to the resale of (i) any shares of Common Stock that such Investors have acquired or have the right to acquire upon conversion of the Series B Convertible Preferred Stock, (ii) any other equity security of the Company issued or issuable with respect to any such shares of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization and (iii) any shares of Common Stock otherwise held by such Investors as of the Closing. Pursuant to the to the Registration Rights Agreement, the Company agreed to use its commercially reasonable efforts to cause such resale registration statement to be declared effective 105 days after the Closing, subject to certain exceptions. The Registration Rights Agreement provides for certain additional underwritten demand rights and “piggy-back” registration rights, subject to certain requirements and conditions.

Amendment No. 3 to Existing Credit Agreement

On November 11, 2024, the Company and certain of its subsidiaries entered into Amendment No. 3 to the Existing Credit Agreement (“Amendment No. 3”), pursuant to which the terms of the Existing Credit Agreement were amended to, among other things, (a) amend the interest rate margin applicable to the Tranche A Loans and Tranche B Loans (including that the interest rate margin for both Tranche A Loans and Tranche B Loans will be 6.25%, plus a 0.10% credit spread adjustment, above the Secured Overnight Financing Rate), (b) amend the definition of “Financial Covenant Sunset Date” to reduce the dollar threshold therein from $100,000,000 to $75,000,000 and to make certain other changes, (c) provide for quarterly amortization payments for the Tranche A Loans and Tranche B Loans, amounting on an annualized basis to 1% of the total outstanding principal balance of such loans as of Closing, commencing with the quarter ending December 31, 2025, and (d) provide for a reduction in the outstanding principal amount of Tranche A Loans and Tranche B Loans to approximately $152,373,327.70 in the aggregate in exchange for 28,000.00001 shares of Series B Convertible Preferred Stock, as described above.

The foregoing descriptions of the Exchange Agreement, the Certificate of Designation, the Registration Rights Agreement and the Amendment No. 3 do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Exchange Agreement, the Certificate of Designation, the Registration Rights Agreement and the Amendment No. 3 attached hereto, respectively, as Exhibits 10.1, 3.1, 10.2 and 10.3, which are incorporated in this Item 1.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, pursuant to the Exchange Agreement, the Company issued to the Investors an aggregate of 28,000.00001 shares of Series B Convertible Preferred Stock. The offer and sale of the shares of Series B Convertible Preferred Stock through the Exchange Agreement was made in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof. Any shares of Common Stock payable as dividends on Series B Convertible Preferred will be issued in reliance upon the exemption from registration in Section 3(a)(9) of the Securities Act. The information in Item 1.01 above is incorporated into this Item 3.02 by reference.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the Exchange Agreement, the Company issued 28,000.00001 shares of Series B Convertible Preferred Stock to the Investors in connection with the Closing. A summary of the rights, preferences and privileges of the Series B Convertible Preferred Stock is set forth in Item 1.01 above, which is incorporated herein by reference. Each share of Series B Convertible Preferred Stock issued to the Investors pursuant to the Exchange Agreement has the powers, designations, preferences, and other rights of the Series B Convertible Preferred Stock as are set forth in the Certificate of Designation, a copy of which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws.

On November 12, 2024, the Company filed a Certificate of Elimination to its Second Amended and Restated Certificate of Incorporation (the “Charter”) with the Secretary of State of the State of Delaware eliminating from the Charter all matters set forth in the Certificate of Designation with respect to its Series A Preferred Stock (the “Series A Preferred Stock”). There was no outstanding Series A Preferred Stock as of November 12, 2024. A copy of the Certificate of Elimination relating to the Series A Preferred Stock is listed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The information set forth in Item 1.01 and Item 3.03 above relating to the issuance and sale of the Series B Convertible Preferred Stock and the Certificate of Designation is incorporated herein by reference. The Certificate of Designation establishes the powers, designations, preferences, and other rights of the Series B Convertible Preferred Stock and became effective upon filing with the Secretary of State of the State of Delaware on November 13, 2024.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of the Series B Convertible Preferred Stock
3.2	Certificate of Elimination of the Series A Preferred Stock
10.1	Exchange Agreement, dated November 11, 2024*
10.2	Registration Rights Agreement, dated November 13, 2024*
10.3	Amendment No. 3 to Amended and Restated Credit and Guaranty Agreement, dated November 11, 2024*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain schedules and/or exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 14, 2024	PLBY GROUP, INC.

	By:	/s/ Chris Riley
	Name:	Chris Riley
	Title:	General Counsel and Secretary